UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 2, 2011
Apollo Group, Inc.

(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4025 S. Riverpoint Parkway, Phoenix, Arizona		85040

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (480) 966-5394

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
     On August 2, 2011, Apollo Group, Inc. entered into an Agreement and Plan of Merger with Carnegie Learning, Inc. and certain related acquisition entities pursuant to which Apollo Group agreed to acquire 100% of the outstanding stock of Carnegie Learning for a cash purchase price of $75 million, less outstanding debt. In connection with this, Apollo Group also entered into a Technology Assignment and License Agreement with Carnegie Mellon University, a shareholder of Carnegie Learning, pursuant to which Apollo Group will acquire certain technology related to Carnegie Learning’s business for $21.5 million, payable over a 10-year period.
     Carnegie Learning, which was founded by cognitive and computer scientists from Carnegie Mellon University and is based in Pittsburg, Pennsylvania, is a publisher of innovative, research-based math curricula for middle school, high school, and post-secondary students.
     The Agreement and Plan of Merger contains customary representations, warranties, indemnities and closing conditions. We expect the transaction to be consummated in the first quarter of fiscal year 2012.
Section 7 — Regulation FD
Item 7.01 Regulation FD Disclosure.
     On August 2, 2011, Apollo Group, Inc. issued a press release announcing its entry into the agreements described in Item 1.01 above relating to the acquisition of Carnegie Learning, Inc. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.
     The information in Item 7.01 of this Form 8-K and Exhibit 99.1 furnished herewith shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in any such filing.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
The following exhibits are provided herewith:

Exhibit Number	Description

99.1	Text of press release issued by Apollo Group, Inc., dated August 2, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Group, Inc.
August 2, 2011	By:	/s/ Brian L. Swartz
		Name:	Brian L. Swartz
		Title:	Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Text of press release issued by Apollo Group, Inc., dated August 2, 2011.